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                                                                      Exhibit 21

Subsidiaries of Central Newspapers, Inc.

The following chart lists the subsidiaries of Central Newspapers, Inc. and the state of incorporation of each as of March 1, 1999.

Name                                          State of Incorporation
Phoenix Newspapers, Inc.                      Arizona
Indiana Newspapers, Inc.                      Indiana
Alexandria Newspapers, Inc.                   Louisiana
McCormick Graphics, Inc.                      Louisiana
Career Services, Inc.                         Arizona
Westech ExpoCorporation                       California
Home Buyer's Fair                             Arizona
National School Reporting Services, Inc.      Delaware
Carantin & Co., Inc.                          Arizona
CNE Corp                                      Arizona
CNF Corp                                      Arizona
CNT Corp                                      Arizona